Investor Contacts: Gerald Tucciarone
Chief Financial Officer
631/434-1600 extension 306

HAUPPAUGE DIGITAL REPORTS FISCAL 2005
YEAR END FINANCIAL RESULTS
________________________________________________________________

Fiscal year sales increase 20%,to a new annual high, led by increase in OEM sales of WinTV-PVR products
________________________________________________________________

HAUPPAUGE, NY - December 23, 2005 - Hauppauge Digital, Inc. (NASDAQ: HAUP), a leading developer of digital video TV and data broadcast receiver products for personal computers, today reported financial results for the fiscal fourth quarter and fiscal year ended September 30, 2005.

FOURTH QUARTER RESULTS

Net sales were $15.4 million for the fourth quarter compared to $16.5 million for the previous year’s fourth quarter, a decrease of approximately 7%. Despite the growth of sales of our new WinTV-HVR series of hybrid video recorders, overall European retail sales of our older analog TV product line experienced a sharp drop off.

Gross profit percentage was 21.71% for the fourth quarter compared with a gross profit of 25.58% for the previous year’s fourth quarter. Higher sales of lower margin OEM products coupled with the drop in European retail sales were the primary items driving the gross profit percent decrease.

Selling, General and Administrative costs increased by $165,413. Increased promotional expenses related to marketing programs were the main forces driving the increase.

The Company recorded a net loss for the fourth fiscal quarter of $864,371, compared to a net income of $119,261 for the fourth fiscal quarter ended September 30, 2004. Net loss per share was $0.09 on a basic and diluted basis compared to net income per share of $0.01 on a basic and diluted basis for the prior year’s fourth quarter.

FISCAL YEAR RESULTS

Net sales were $78.5 million for the year ended September 30, 2005, a new record, compared to $65.3 million for the previous fiscal year, an increase of approximately 20%. Increases in sales of our retail WinTV-PVR personal video recorder products, WinTV-PVR MCE personal video recorder products for Windows XP Media Center sold to the OEM market, digital TV receiver products and the introduction of dual digital and analog TV receiver products were the primary reasons for the sales increase. These include products introduced in 2005.

Gross profit percentage was 22.76% for the 2005 fiscal year compared to a gross profit percentage of 26.47% for the previous year. The continued growth of OEM product sales, while desireable, will yield a lower gross profit margin than our retail products. These do not require the sales, promotion and customer support required of our retail sales, but do result in reduction of gross profit margin.

Selling, General and Administrative expenses, increased by $1,229,562 for the fiscal year ended September 30, 2005 over the prior fiscal year. Selling expenses increased due to increased compensation and commission expenses related to sales volume, investments in retail promotional programs and the strengthening of the value of the Euro to the U.S. dollar, which increased sales expenses in our European operation. There was a decrease in General and Administrative expenses due to lower legal fees due to the completion during fiscal 2004 of certain arbitration and litigation suits and lower compensation expenses mainly due to the resignation of the Company’s former President, offset by higher consulting fees related to Sarbanes-Oxley Section 404 compliance work and the costs of updating our transfer price study. Spending for research and development increased $472,886, mainly due to the addition of research and development personnel, the opening during fiscal 2004 of a research and development facility in Taiwan and increased volume of product development programs.

Net income for the fiscal year ended September 30, 2005 was $1,386,753 compared to net income of $1,825,148 for the prior year. Basic net income per share was $0.15 and diluted net income per share was $0.14, compared to basic net income per share of $0.20 and diluted net income of $0.19 for the prior year.

DISCUSSION OF RESULTS

Ken Plotkin, Hauppauge’s Chief Executive Officer stated “Sales growth in North America and in international OEM sales was responsible for our strong year over year sales increase. The strong sales growth was limited by weak sales of older products in our European retail sales channel. But based on the forecasted growth of the Media Center market in 2006, a key driver in the OEM and U.S. retail markets, we expect continued sales growth in 2006.

In fiscal 2005, we successfully transitioned to a lower cost series of digital TV products for the European market, which we believe will allow the company to replace our older, declining analog product line with a more competitive series of digital TV receivers. We re-launched our entire line of European digital TV products, lead by the new WinTV-HVR series of hybrid digital/analog TV receivers for PCs.”

ABOUT HAUPPAUGE DIGITAL

Hauppauge Digital, Inc. is a leading developer of analog and digital TV receiver products for the personal computer market. Through its Hauppauge Computer Works, Inc. and Hauppauge Digital Europe subsidiaries, the Company designs and develops analog and digital TV receivers that allow PC users to watch television on their PC screen in a resizable window and enable the recording of TV shows to a hard disk, digital video editing, video conferencing, receiving of digital TV transmissions, and the display of digital media stored on a computer to a TV set via a home network. The Company is headquartered in Hauppauge, New York, with administrative offices in Luxembourg, Ireland and Singapore and sales offices in Germany, London, Paris, The Netherlands, Sweden, Italy, Spain, Singapore, Taiwan and California. The Company’s Internet web site can be found at http://www.hauppauge.com.

Statements in this Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks or uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Hauppauge’s latest Annual Report filed with the Securities and Exchange Commission under Form10-K. Hauppauge undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

[ Financial Table Follows ]

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended
	September 30,
	2005	2004

Net Sales	$ 15,362,266	$ 16,510,710
Cost of Sales	12,026,964	12,287,239
Gross Profit	3,335,302	4,223,471

Selling, General and Administrative expenses	3,566,819	3,401,406
Research & Development expenses	649,155	653,554
Income (loss) from operations	(880,672)	168,511

Other income (expense):
Interest income	5,657	1,681
Foreign currency	41,844	(19,657)
Total other income (expense)	47,501	(17,976)
Income (loss) before income tax expense	(833,171)	150,535
Income tax expense	31,200	31,274
Net income (loss )	$ (864,371)	$ 119,261

Net income (loss) per share
Basic	$ (0.09)	$ 0.01
Diluted	$ (0.09)	$ 0.01

Weighted average shares-basic	9,499,556	9,166,581
Weighted average shares-diluted	9,499,556	9,746,553

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years ended
	September 30,
	2005	2004

Net Sales	$78,457,785	$65,339,583
Cost of Sales	60,599,066	48,045,365
Gross Profit	17,858,719	17,294,218

Selling, General and Administrative expenses	13,903,417	12,319,805
Research & Development expenses	2,493,710	2,020,824
Litigation expenses related to litigation and arbitration proceedings	-	354,050
Arbitration proceeding	-	206,250
Litigation proceeding	-	427,000
Income from operations	1,461,592	1,966,289

Other income:
Interest income	13,684	6,054
Foreign currency	60,833	2,302
Total other income	74,517	8,356
Income before income tax expense	1,536,109	1,974,645
Income tax expense	149,356	149,497
Net income	$1,386,753	$1,825,148

Net income per share:
Basic	$0.15	$0.20
Diluted	$0.14	$0.19

Weighted average shares-basic	9,431,695	8,999,266
Weighted average shares-diluted	9,988,646	9,668,223

HAUPPAUGE DIGITAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2005	2004
Assets:

Current Assets:
Cash and cash equivalents	$7,567,393	$8,661,589
Accounts receivables, net of various allowances	13,048,076	13,593,907
Inventories	9,806,785	8,477,254
Prepaid expenses and other current assets	1,087,453	770,745
Total current assets	31,509,707	31,503,495

Property, plant and equipment, net	525,108	489,370
Security deposits and other non current assets	81,529	77,934
	$32,116,344	$32,070,799

Liabilities and Stockholders’ Equity :

Current Liabilities:
Accounts payable	$10,750,560	$13,243,966
Accrued expenses	5,248,348	4,256,970
Income taxes payable	175,944	242,438
Total current liabilities	16,174,852	17,743,374

Stockholders' Equity
Common stock $.01 par value; 25,000,000 shares authorized
10,107,936 and 9,759,465 issued, respectively	101,080	97,595
Additional paid-in capital	13,603,705	12,913,497
Retained earnings	3,311,888	1,925,135
Accumulated other comprehensive income	682,770	975,511
Treasury Stock, at cost, 607,547, and 567,067 shares, respectively	(1,757,951)	(1,584,313)
Total stockholders' equity	15,941,492	14,327,425
	$32,116,344	$32,070,799

# # # # # # #